Exhibit 99.1

February 9, 2023

Dateline: Longview, Texas

Friedman Industries, Incorporated (NYSE – American; trading symbol: FRD)

FOR IMMEDIATE RELEASE

FRIEDMAN INDUSTRIES, INCORPORATED ANNOUNCES THIRD QUARTER RESULTS AND PROVIDES NEAR-TERM OUTLOOK

Friedman Industries, Incorporated (NYSE American: FRD) announced today its results of operations for the fiscal third quarter.

For the quarter ended December 31, 2022 (the “2022 quarter”), the Company recorded net earnings of $1,375,893 ($0.19 diluted earnings per share) on sales of $111,860,093 compared to a net loss of $2,961,833 ($0.45 diluted loss per share) on net sales of $51,655,943 for the quarter ended December 31, 2021 (the “2021 quarter”).

The 2022 quarter saw a significant increase in sales driven by volume growth from approximately 39,000 tons for the 2021 quarter to approximately 113,000 tons for the 2022 quarter. Sales volume increased due primarily to a combination of the East Chicago, Indiana and Granite City, Illinois facilities that were acquired in April 2022 and the new Sinton, Texas facility commencing operations in October 2022. These facilities combined represent approximately 62,000 tons of the 74,000 ton volume growth.

Entering the 2022 quarter, hot-rolled coil (“HRC”) prices had seen an overall declining trend since April 2022. As a result, margins were compressed during the 2022 quarter. The declining HRC price continued until December 2022 when price increases from several domestic steel producers caused prices to stabilize and then increase to end the 2022 quarter. The shift in HRC pricing came too late in the 2022 quarter to have much impact on margins; however, third quarter margins improved from the preceding second quarter margins due to a combination of the decline in selling price slowing and the average cost of inventory declining due to inventory restocking at lower price levels.

“We appear to have shifted from a declining price environment to an increasing price environment during the 2022 quarter,” said Michael J. Taylor, President and Chief Executive Officer. “An emphasis on inventory management, price risk management and close relationships with customers and suppliers helped us navigate a very challenging period with HRC price falling approximately 60% from April 2022 to December 2022. We are pleased to report profitable results for the 2022 quarter despite the challenging conditions. The 2022 quarter is also significant because our new Sinton, Texas facility commenced operations. The equipment is performing well, the employees are working hard and the potential for the facility is high. I believe we are positioned well for the fiscal fourth quarter and expect to see margin improvement resulting in our most profitable fiscal year for the second consecutive year,” Taylor concluded.

SUMMARY OF OPERATIONS (unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021

Net Sales	$111,860,093	$51,655,943	$423,355,592	$210,143,277

Total costs and other income	110,052,621	55,585,457	403,685,145	182,311,800

Earnings (loss) before income taxes	1,807,472	(3,929,514)	19,670,447	27,831,477

Provision for (benefit from) income taxes	431,579	(967,681)	4,639,272	6,303,899

Net earnings (loss)	$1,375,893	$(2,961,833)	$15,031,175	$21,527,578

Net earnings (loss) per share:
Basic	$0.19	$(0.45)	$2.06	$3.12
Diluted	$0.19	$(0.45)	$2.06	$3.12

COIL SEGMENT OPERATIONS

Coil segment sales for the 2022 quarter totaled $100,231,001 compared to $41,795,586 for the 2021 quarter. The increase in sales was driven by an increase in sales volume partially offset by a decline in the average selling price. Inventory tons sold increased from approximately 29,000 tons in the 2021 quarter to approximately 106,000 tons in the 2022 quarter. The significant increase in sales volume was primarily attributable to the additional facilities acquired from Plateplus, Inc. on April 30, 2022 and the new Sinton, Texas facility becoming operational in October 2022 which combined account for approximately 62,000 tons of the 106,000 tons sold in the 2022 quarter. The average per ton selling price of coil segment inventory decreased from approximately $1,899 per ton in the 2021 quarter to approximately $949 per ton in the 2022 quarter. Coil segment operations recorded an operating profit of approximately $3,259,000 for the 2022 quarter compared to an operating loss of approximately $4,032,000 for the 2021 quarter.

TUBULAR SEGMENT OPERATIONS

Tubular segment sales for the 2022 quarter totaled $11,629,092 compared to $9,860,357 for the 2021 quarter. Sales increased due to an increase in the average selling price per ton partially offset by a decrease in tons sold. The average per ton selling price of tubular segment inventory increased from approximately $1,111 per ton in the 2021 quarter to approximately $1,648 per ton in the 2022 quarter. Tons sold decreased from approximately 10,500 tons in the 2021 quarter to approximately 7,000 tons in the 2022 quarter. The decline in sales volume was primarily related to a decline in mill reject pipe sales partially offset by an increase in manufactured pipe sales. U.S. Steel's Lone Star Tubular Operations was the Company's sole source of supply for mill reject pipe. With U.S. Steel's idling of their Lone Star Operations, the Company's receipts of mill reject pipe ceased in August 2020 and the inventory balance started to decline steadily each quarter. The Company sold out of mill reject pipe during the quarter ended June 30, 2022. Mill reject pipe sales were approximately 6,000 tons for the 2021 quarter. All of the 2022 quarter's sales volume of approximately 7,000 tons was from manufactured pipe sales compared to approximately 4,500 tons for the 2021 period. The average selling price increase was also primarily related to this shift in sales mix between manufactured pipe and mill reject pipe. The selling price associated with manufactured pipe is typically much higher than the selling prices associated with mill reject pipe. The Company will continue to focus on the expansion of its manufactured pipe operations to counteract the impact of mill reject pipe sales ending. The tubular segment recorded an operating profit of approximately $692,000 for the 2022 quarter compared to an operating loss of approximately $647,000 for the 2021 quarter.

OUTLOOK

The Company expects sales volume of approximately 115,000 tons to 125,000 tons for its fourth quarter of fiscal 2023. The fourth quarter volume expectation is higher than the third quarter volume due primarily to volume at the new Sinton, Texas facility continuing to ramp up and the third quarter volume being impacted by holidays and fewer shipping days. The Company expects margin improvement during the fourth quarter. From November 2022 to February 2023, four rounds of hot-rolled coil price increases were announced by multiple domestic steel producers. The Company expects margin improvement during the fourth quarter due to the rising price environment.

ABOUT FRIEDMAN INDUSTRIES

Friedman Industries, Incorporated (“Company”), headquartered in Longview, Texas, is a manufacturer and processor of steel products with operating plants in Hickman, Arkansas; Decatur, Alabama; East Chicago, Indiana; Granite City, Illinois; Sinton, Texas and Lone Star, Texas. The Company has two reportable segments: coil products and tubular products. The coil product segment consists of the operations in Hickman, Decatur, East Chicago, Granite City and Sinton where the Company processes hot-rolled steel coils. The Hickman, East Chicago and Granite City facilities operate temper mills and corrective leveling cut-to length lines. The Sinton and Decatur facilities operate stretcher leveler cut-to-length lines. The Sinton facility is a newly constructed facility with operations commencing in October 2022. The East Chicago and Granite City facilities were acquired from Plateplus, Inc. on April 30, 2022. The tubular product segment consists of the operations in Lone Star where the Company manufactures electric resistance welded pipe and distributes pipe through its Texas Tubular Products division.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and such statements involve risk and uncertainty. Forward-looking statements include those preceded by, followed by or including the words “will,” “expect,” “intended,” “anticipated,” “believe,” “project,” “forecast,” “propose,” “plan,” “estimate,” “enable,” and similar expressions, including, for example, statements about our business strategy, our industry, our future profitability, growth in the industry sectors we serve, our expectations, beliefs, plans, strategies, objectives, prospects and assumptions, future production capacity, product quality and estimates and projections of future activity and trends in the oil and natural gas industry.  These forward-looking statements may include, but are not limited to, expected financial results for the quarter ended March 31, 2023, everything under the header “Outlook” above, including sales volumes, margins, hedging results, and potential price increases, expectations as to financial results during the Company’s upcoming fiscal quarters, future changes in the Company’s financial condition or results of operations, future production capacity, product quality and proposed expansion plans. Forward-looking statements may be made by management orally or in writing including, but not limited to, this news release.

Forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Although forward-looking statements reflect our current beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause our actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements.

Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, changes in the demand for and prices of the Company’s products, the continuing impact of the COVID-19 pandemic, changes in government policy regarding steel, changes in the demand for steel and steel products in general and the Company’s success in executing its internal operating plans, changes in and availability of raw materials, our ability to satisfy our take or pay obligations under certain supply agreements, unplanned shutdowns of our production facilities due to equipment failures or other issues, increased competition from alternative materials and risks concerning innovation, new technologies, products and increasing customer requirements. Accordingly, undue reliance should not be placed on our forward-looking statements. Such risks and uncertainty are also addressed in our Management’s Discussion and Analysis of Financial Condition and Results of Operations and other sections of the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the Company’s Annual Report on Form 10-K and its other Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except to the extent law requires.

For further information, please refer to the Company's Form 10-Q as filed with the SEC on February 9, 2023 or contact Alex LaRue, Chief Financial Officer – Secretary and Treasurer, at (903)758-3431.